Exhibit 10.4

As approved by the Board of Directors on January 18, 2018

ROCKLAND TRUST COMPANY
THIRD AMENDED AND RESTATED 401(k) RESTORATION PLAN

Rockland Trust Company (the “Bank”) has approved this Third Amended and Restated 401(k) Restoration Plan (as amended, the “Plan”) to revise the Plan as originally adopted effective as of January 1, 2015. This Plan is intended to comply with Internal Revenue Code Section 409A (“Section 409A”) and any regulatory or other guidance issued under Section 409A. The Bank intends the Plan to be considered an unfunded arrangement, maintained primarily to provide nonqualified deferred compensation for the Participants, for tax purposes and for purposes of ERISA. Capitalized terms used in this Plan have the meanings set forth below in Section VIII, Definitions.

SECTION I
ELIGIBILITY AND VESTING

1.1
Eligibility. The Plan is available to a select group of management or highly compensated employees of the Bank and/or the Company, within the meaning of ERISA and as determined by the Administrator. The Administrator shall, by written vote, determine the Participants. A Participant shall remain a Participant until (i) the Bank no longer employs the Participant in a select group of management or as a highly compensated employee or (ii) the Administrator has removed the Participant.

1.2	Vesting.

(a)    All contributions to a Participant’s Account are fully vested when made.

(b)    The Administrator may vote to make additional discretionary contributions to a Participant’s Account. Additional discretionary contributions (and any earnings thereon) shall be subject to whatever vesting schedule the Administrator determines when additional discretionary contributions are approved.

SECTION II
EMPLOYER CONTRIBUTIONS; ELECTIVE DEFERRALS; EARNINGS

2.1
Employer Contributions. The intention of this Plan is to credit to each Participant the matching, non-elective, supplemental non-elective, and discretionary contributions which might have been made to the Bank’s tax-qualified 401(k) Plan for the Participant based on the Participant’s Compensation but were prohibited due to the IRS Annual Limits for 401(k) Plan contributions. This Plan may also be used to make additional discretionary contributions for designated Participants. Each Plan Year, the Bank shall contribute to the Plan on behalf of each Participant all of the applicable employer contributions described below. If a Participant initially becomes entitled to participate after the beginning of the Plan Year, employer contributions made on that Participant’s behalf shall be limited to the pro-rata portion of the Participant’s Compensation for the Plan Year earned after the individual was named a Participant.

(a)    Matching Contributions. The employer shall contribute to this Plan an amount equal to the employer matching contributions that would have been credited to the Participant under the

401(k) Plan during that Plan Year if the Participant had been able to make salary deferral contributions under the 401(k) Plan with respect to six percent (6%) of the Participant’s Base Salary in excess of the IRS Annual Limits. The matching contribution to this Plan shall be computed based on the Participant’s Compensation without regard to whether the Participant actually deferred any portion of Compensation pursuant to a deferred compensation plan. The matching contribution provisions under this Plan are subject to automatic adjustment to align with the matching contribution provisions in the 401(k) Plan if and as it is amended.

(b)    Non-Elective Contributions. The employer shall contribute to this Plan the non-elective contributions that would have been credited to the Participant under the 401(k) Plan during that Plan Year but were not provided under the 401(k) Plan solely due to the applicable IRS Annual Limit, provided that the Participant (i) has completed a Year of Service (as defined in the 401(k) Plan) during the Plan Year and (ii) is employed by the Company or the Bank as of the last day of the Plan Year, unless the Participant’s termination of employment is due to death, disability, normal retirement (which shall mean attaining age 65 with 10 years of service, measured from date of hire) or involuntary termination without Cause. The employer non-elective contribution amount is subject to automatic adjustments to align with the 401(k) Plan if and as it is amended.

(c)    Supplemental Non-Elective Contributions. The employer shall contribute to this Plan the supplemental non-elective contributions that would have been credited to the Participant under the 401(k) Plan during that Plan Year, but were not provided solely due to the applicable IRS Annual Limit on contributions to the 401(k) Plan, provided that the Participant (i) has completed a Year of Service (as defined in the 401(k) Plan) during the Plan Year and (ii) is employed by the Company or the Bank as of the last day of the Plan Year, unless the Participant’s termination of employment is due to death, disability, normal retirement (which shall mean attaining age 65 with 10 years of service, measured from date of hire) or involuntary termination without Cause. The employer supplemental non-elective contribution amount is subject to automatic adjustment if and as the 401(k) Plan is amended.

(d)    Discretionary Contributions to 401(k) Plan. The employer shall contribute to this Plan any discretionary contributions that would have been credited to the Participant under the 401(k) Plan during that Plan Year, but were not provided under the 401(k) Plan solely due to the applicable IRS Annual Limit on contributions to the 401(k) Plan, provided that the Participant (i) has completed a Year of Service (as defined in the 401(k) Plan) during the Plan Year and (ii) is employed by the Company or the Bank as of the last day of the Plan Year, unless the Participant’s termination of employment is due to death, disability or involuntary termination without Cause.

(e)    Additional Discretionary Contributions. The Administrator may make additional employer discretionary contributions to any Participant under this Plan, without regard to linking any additional discretionary contributions to the 401(k) Plan. The Administrator, in its sole discretion, may apply a vesting schedule to any additional discretionary contributions. Additional discretionary contributions need not be uniformly made to all Participants.

2.2
Distribution Elections. A Participant may enter into a 401(k) Restoration Plan Distribution Election Form in order to specify the form of distribution for the Participant’s account. A Participant’s 401(k) Restoration Plan Distribution Election Form shall remain in place unless affirmatively changed by a Participant prior to the beginning of the applicable Plan Year for which the election is made.

2.3	Account Credits and Investments.

(a)
Crediting of Employer Contributions. No later than 60 days following the end of each Plan Year, the Administrator shall credit each Participant’s Account under this Plan with an amount equal to the aggregate employer contributions which are made to the Plan for the Participant for that Plan Year.

(b)
Investments. Participants shall have the right to direct the investment of their Accounts by choosing from among investment alternatives made available by the Administrator. The Administrator shall credit each Participant’s Account with earnings or losses as reported to the Administrator by the trustee of the trust (if any) or as reported from an investment source. If the Participant does not provide timely or proper investment directions, the Administrator shall in its sole discretion select a default investment.

Notwithstanding anything in the Plan to the contrary, if any portion of a Participant’s Account is invested in Company Stock, then it shall remain invested in Company Stock and shall be distributed in Company Stock (even if the Plan or Participation Agreement otherwise states that distributions will be made in cash). Any cash dividends paid on the Company Stock during the deferral period will be invested as per the direction of the Participant in the investment alternatives made available by the Administrator.

SECTION III
BENEFIT PAYMENTS

3.1
Separation from Service. If the Participant has a Separation from Service other than due to death or Disability, the Participant shall be paid the Participant’s Account, which shall continue to be credited with earnings until paid to the Participant. Except to the extent set forth below, the Participant’s Account shall be paid in a cash lump sum no later than 60 days after the Participant’s Separation from Service date, unless the Participant timely and properly elected annual installments.

Notwithstanding the foregoing, if a Participant is a Specified Employee and payment of his or her Account is triggered due to Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent payments of the Participant’s Account shall be paid in the manner specified in the Plan (i.e., if paid in installments, the second and subsequent distributions would be made on or within 60 days of each anniversary of the Participant’s date of Separation from Service).

3.2
Company Stock. To the extent that any portion of the Participant’s Account is invested in Company Stock, it shall be paid in Company Stock, together with any cash dividends paid on the Company Stock during the deferral period as invested per the direction of the Participant in the investment alternatives made available by the Administrator.

3.3
Death Benefit. If a Participant dies while employed at the Company or the Bank, the Participant’s Beneficiary shall be entitled to payment of the Participant’s Account, which shall be paid as a cash lump sum, less applicable withholdings, no later than 60 days after the Participant’s date of death, unless the Participant elected annual installments. If a Participant dies following Separation from Service but prior to receiving all payments under the Plan, the Participant’s Beneficiary shall be paid all remaining payments as a lump sum, less applicable withholdings, no later than 60 days after the Participant’s date of death.

3.4
Disability Benefit. If a Participant becomes Disabled while employed at the Company or the Bank, the Participant shall be entitled to receive payment of his or her entire Account, calculated at time of the Disability determination and paid in a cash lump sum, less applicable withholdings, no later than 60 days after the Participant’s date of Disability, unless the Participant has elected annual installments.

3.5
Code Section 409A. This Plan shall be interpreted to comply with Code Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. With respect to payments from the Plan attributable to amounts deferred prior to January 1, 2018, each installment payment is intended to constitute a “separate payment” for purposes of the rules on subsequent deferral elections contained in Section 3.7 and in Treasury Regulation Section 1.409A-2(b)(ii). With respect to installment payments from the Plan attributable to amounts deferred on or after January 1, 2018, such payments will be treated as a “single payment” for purposes of the rules on subsequent deferral elections contained in Section 3.7.

3.6
Cash Out of Small Amounts. Notwithstanding anything in the Plan to the contrary, if the Participant’s Account balance is equal to or less than either (i) $50,000 (computed by aggregating all Plan Years for which contributions have been made to a Participant’s Account) or (ii) the Code Section 402(g) limit as in effect for the Plan Year of the Participant’s Separation from Service, the Account shall be paid in a lump sum, regardless of whether the Participant has elected to receive installments.

3.7
Change in Time or Form of Payments (Subsequent Deferral Elections). A Participant may amend a Deferral Election for a previous year to delay the timing or change the form of payments, subject to the following conditions. Any such amendment:

(a)	must take effect not less than twelve (12) months after it is made; and,

(b)	must, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made.

ARTICLE IV
ADMINISTRATION

4.1
Administrator’s Duties. This Plan shall be administered by the Administrator. The Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions regarding interpretation of this Plan.

4.2
Agents. The Administrator may employ other agents (including Bank officers or employees) and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Company or the Bank.

4.3	Binding Effect of Decisions. The decision or action of the Administrator in respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules of regulations under this Plan shall be final, conclusive, and binding upon all persons having any interest in the Plan.

4.4
Indemnification. The Bank and the Company shall indemnify and hold harmless all individuals acting as the Administrator against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE V
CLAIMS PROCEDURE

5.1
Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan, shall present the request in writing to the Administrator, which shall respond in writing within 30 days.

5.2	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b)	A description of any additional material or information required and an explanation of why it is necessary.
(c)    An explanation of the Plan’s claim review procedure.

5.3
Review of Claim. Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice given in writing to the Administrator. The claim or request shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

5.4
Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and relevant Plan provisions.

5.5
Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan and the 401(k) Restoration Plan Election Form or the meaning and effect of the terms and conditions of them, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

ARTICLE VI
AMENDMENT AND TERMINATION OF PLAN

6.1
Amendment. Notwithstanding anything in this Plan to the contrary, the Board reserves the exclusive right to freeze or to amend the Plan at any time, provided that no amendment to the Plan shall decrease or restrict any amount accrued prior to the amendment date. If the Plan is frozen or terminated other than under circumstances described in Section 6.2, benefits shall be paid to each Participant in the ordinary course, pursuant to the terms of the Plan and the Participant’s elections.

6.2
Complete Termination and Payment of Benefits. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to each Participant his or her entire Account as of the date of termination of the Plan. A complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)
The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the Plan Year in which the Plan terminates; (ii) the Plan Year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first Plan Year in which the payment is administratively practicable.

(b)
The Board may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company and the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c)
The Board may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company or the Bank; (ii) all arrangements sponsored by the Company or the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participants covered by this Plan were also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company and the Bank do not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participants participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VII
MISCELLANEOUS

7.1
Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees, within the meaning of ERISA. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who participate in the Plan. Participants are select officers who, by virtue of their position with the Bank, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.

At no time shall any Participant be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Company or the Bank. The rights of the Participants, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Company and the Bank. The Participants, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Company or the Bank those payments so specified under this Plan. Neither the Participants nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any benefits payable, nor shall any benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participants or their Beneficiaries, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

7.2
Unsecured Creditor. The Participant’s interest in his or her Account is limited to the right to receive payments under the Plan, and the Participant’s position is that of a general unsecured creditor of the Company and the Bank. Notwithstanding the foregoing, the Administrator, in its discretion, may elect to establish a fund containing assets equal to the amounts credited to the Participant’s Account, and may elect in its discretion to designate a trustee and/or custodian to hold the fund in trust, provided, however that the fund shall remain a general asset of the Company or the Bank, subject to the rights of creditors of the Company and the Bank.

7.3
Trust Fund. The Company or the Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company or the Bank may establish one or more rabbi trusts, with such trustees as the Administrator may approve, for the purpose of providing for the payment of such benefits. Any rabbi trust or trusts may be irrevocable, but the assets they hold shall be subject to the claims of the Company’s or the Bank’s creditors. To the extent any benefits provided under the Plan are actually paid from any trust, the Company or the Bank shall have no further obligation with respect to them, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company or the Bank.

7.4
Payment to Participant, Legal Representative or Beneficiary. Any payment to any Participant or the legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary shall, to the extent of the payments made, be in full satisfaction of all claims against the Company or the Bank under this Plan. The Bank may require the Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release in a form as shall be determined by the Company or the Bank.

7.5
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt any amounts payable, which are, and all rights to payments are expressly declared to be un-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by an Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.6
Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal and invalid provision had never been included.

7.7	Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the

Administrator. Notice shall be deemed given as of the date of receipt.

7.8
Successors. The provisions of this Plan shall bind and inure to the benefit of the Company, the Bank, and their successors and assigns. The term “successors” shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase, or otherwise acquire all or substantially all of the business and assets of the Company or the Bank.

7.9
Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.10
Acceleration of Payments. Except as specifically permitted by this Plan, no acceleration of the time or schedule of any payment may be made. Notwithstanding the foregoing, payments may be accelerated by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vi) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.11
Required Provisions. Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated under them.

7.12	Governing Law. The Plan is established under, and will be construed according to, the laws of the Commonwealth of Massachusetts, to the extent they are not preempted by federal law.

SECTION VIII
DEFINITIONS

Capitalized terms shall have the meaning set forth below:

8.1	“Account” means the amount employer contributions credited to a Participant, including any gains or losses thereon.

8.2	“Administrator” means the Compensation Committee of the Board.

8.3	“Bank” means Rockland Trust Company.

8.4	“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by a Participant to whom a deceased Participant’s benefits are payable. A Participant shall designate a

Beneficiary by completing a form and filing it with the Administrator. If no Beneficiary is so designated, then the Participant’s surviving spouse will be deemed the Beneficiary and, if there is no surviving spouse, then the Participant’s estate will be deemed the Beneficiary. The Participant shall make an initial designation of primary and secondary Beneficiaries upon execution of his or her 401(k) Restoration Plan Election Form and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator a form with a new, subsequent designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the 401(k) Restoration Plan Election Form shall become effective only when receipt is acknowledged in writing by the Administrator. Spousal consent is not required in order for a Participant to change his or her Beneficiary under this Plan.

8.5	“Board” means the Board of Directors of the Bank.

8.6
“Cause” shall refer to the Company’s termination of a Participant’s service with the Bank and/or Company because the Participant has (A) refused or failed, in any material respect, other than due to illness, injury or absence authorized by the Company or required by law, to devote full normal working time, skills, knowledge, and abilities to the business of the Company, its subsidiaries and affiliates, and in promotion of their respective interests; or (B) engaged in (1) activities involving personal profit as a result of the Participant’s dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation or breach of fiduciary duty, or (2) dishonest activities involving the Participant’s relations with the Company, its subsidiaries and affiliates or any of their respective employees, customers or suppliers; or (C) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company or customer funds in the course of the Participant’s employment; or (D) been convicted of any crime which reasonable could affect in a materially adverse manner the reputation of the Company or the Participant’s ability to perform required duties; or (E) committed an act involving gross negligence on the part of the Participant in the conduct of required duties; or (F) evidenced a drug addiction or dependence; or (G) otherwise material breached the Participant’s employment agreement with the Company or the Bank.

8.7	“Company” shall mean Independent Bank Corp.

8.8	“Company Stock” shall mean the Company’s common stock.

8.9	“Code” means the Internal Revenue Code of 1986, as amended.

8.10
“Compensation” means “Compensation” as defined in the 401(k) Plan but without regard to the IRS Annual Limit set forth under Code Section 401(a)(17), plus cash annual incentive compensation paid during the Plan Year, but excluding bonuses.

8.11
“Disability” means the first to occur of the following, where the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the disability insurance, if any, covering employees of the Company, or (iii) determined to be totally disabled by the Social Security Administration.

8.12	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

8.13
“401(k) Plan” means the Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan, Amended and Restated January 1, 2010, and any amendment and restatement thereof or any successor thereto.

8.14
“IRS Annual Limit(s)” means, generally, the limits imposed under Code Section 401(a)(17) (with respect to compensation, however defined, taken into account for purposes of the contributions to tax-qualified plans) and under Code Section 415(c)(1)(A) (relating to the dollar limit on contributions to defined contribution plans). As it may relate to elective salary deferral contributions, the IRS Annual Limit shall refer to the limit under Code Section 402(g).

8.15	“Participant” means an officer of the Bank and/or the Company who has been selected by the Administrator to participate in this Plan.

8.16	“Plan” means this Rockland Trust Company Third Amended and Restated 401(k) Restoration Plan.

8.17	“Plan Year” means the Plan’s accounting year of twelve (12) months commencing on January 1st of each year and ending on the following December 31st.

8.18
“Separation from Service” means Participant’s death, retirement, or other termination of employment with the Company or the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and Participant’s right to reemployment is not provided by law or by contract, then Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Company or the Bank). The determination of whether the Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

8.19
“Specified Employee” means a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof. Notwithstanding anything to the contrary herein, in the event a Participant is a Specified Employee and becomes entitled to a payment hereunder due to Separation from Service for any reason (other than death or Disability), the payments to the Participant shall not commence until the first day of the seventh month following such Separation from Service. Whether and the extent to which a person is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each Plan Year and shall be applicable commencing on the following April 1, in accordance with the rules set forth in the Treasury Regulations under Code Section 409A.

ROCKLAND TRUST COMPANY

By: /s/Maria Harris
Maria Harris
Senior Vice President
Its duly authorized representative